SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT No. 1)

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ProAssurance Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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EXPLANATORY NOTE

On April 11, 2025, ProAssurance Corporation (“ProAssurance,” “we,” “us,” “our,” and the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement (the “Proxy Statement”) for the Company’s 2025 Annual Meeting of Stockholders to be held 9:00 am, Central Daylight Time, on May 21, 2025 (the “Annual Meeting”).

The purpose of this Supplement is to correct an inadvertent error in the Proxy Statement regarding the treatment of abstentions with respect to Proposal 2 (Ratification of Appointment of Independent Auditors) and Proposal 3 (Advisory Vote on Executive Compensation). The Company is updating language regarding the treatment of votes to abstain to accurately indicate that these will have the effect of a vote against these proposals.

The corrections to the existing disclosure in the Proxy Statement are set forth below under the heading "Revisions to the Proxy Statement." The Company urges you to read the Proxy Statement and this Supplement in their entirety. Except as specifically supplemented or amended by the information contained herein, all information set forth in the Proxy Statement remains unchanged and the Board of Directors of the Company continues to seek the vote of Company stockholders on each of the proposals to be voted on at the Annual Meeting as recommended in the original filing. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Revisions to the Proxy Statement

The Proxy Statement filed on Apri1, 11, 2025, is amended and restated as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

~~Abstentions and b~~Broker non-votes will have no effect on the outcome of the voting on these proposals. If you fail to provide your specific voting instructions, your broker may only vote your shares on the ratification of the appointment of the Corporation’s independent registered public accounting firm. Votes to abstain will have the effect of a vote "against" Proposal 2 (Ratification of Appointment of Independent Auditors) and Proposal 3 (Advisory Vote on Executive Compensation).

The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2025 annual meeting.~~without regard to broker non-votes or a~~ Votes to abstain will have the effect of a vote "against" this proposal. Accordingly, we will ask our stockholders to vote on the following resolution at the annual meeting:
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